Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-208576 and Form S-8 No. 333-200556) of The Habit Restaurants, Inc. of our report dated March 3, 2017, relating to the consolidated financial statements of The Habit Restaurants, Inc. appearing in this Annual Report (Form 10-K) for the year ended December 27, 2016.

/s/ Moss Adams LLP

San Diego, California

March 3, 2017